Exhibit 99.01

Media Contact: Jen Bernier MIPS Technologies, Inc. +1 650 567-5178 jenb@mips.com	Investor Contact: Mark Tyndall VP, Business Dev & Corporate Relations +1 650 567-5100 ir@mips.com

MIPS Technologies Appoints John Derrick as Chief Operating Officer

MOUNTAIN VIEW, Calif. – July 14, 2008 – MIPS Technologies, Inc. (NasdaqGS: MIPS), a leading provider of industry-standard architectures, processors and analog IP for digital consumer, home networking, wireless, communications and business applications, today announced the appointment of John Derrick as chief operating officer, effective immediately, reporting to John Bourgoin, CEO. In this capacity, Derrick will have responsibility for all product groups, including both the Analog and Processor Business Groups. Dr. Jose Franca, president and general manager or the Analog Business Group, will report to Derrick along with current executives in the Processor Business Group.

“Since joining MIPS Technologies in January 2008, John has demonstrated exceptional business management skills,” said John Bourgoin. “We expect that he will accelerate integration of the product groups and help the Analog Business Group achieve its full potential.”

MIPS Technologies also reiterated its previous financial guidance for the quarter just ended, given in a conference call on April 30, 2008. MIPS Technologies expects to announce earnings and conduct its conference call for the June quarter on August 13, 2008.

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (NasdaqGS: MIPS) is the world's second largest semiconductor design IP company and the number one analog IP company worldwide. With more than 250 customers around the globe, MIPS Technologies is the only company that provides a combined portfolio of processors, analog IP and software tools for the embedded market. The company powers some of the world's most popular products for the digital entertainment, home networking, wireless, and portable media markets-including broadband devices from Linksys, DTVs and digital consumer devices from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, 32-bit microcontrollers from Microchip Technology and laser printers from Hewlett-Packard. Founded in 1998, MIPS Technologies is headquartered in Mountain View, California, with offices worldwide. For more information, contact (650) 567-5000 or visit www.mips.com.

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